UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 26, 2011

Empire State Building Associates L.L.C.

(Exact name of registrant as specified in its charter)

Commission File Number:  0-827

A New York Limited Liability Company	13-6084254
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Grand Central Place, 60 East 42nd Street, New York, New York 10165

(Address of principal executive offices, including zip code)

(212) 687-8700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR

        240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR

        240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

On July 26, 2011, Empire State Building Associates L.L.C. and Empire State Land Associates L.L.C. (collectively, the “Company”)  entered into a term Loan Agreement (the “Loan Agreement”) with HSBC Bank USA, National Association, as Agent (“HSBC”), the lenders named therein (the “Lenders”) and HSBC Bank USA, National Association and Dekabank Deutsche Girozentrale,  as lead arrangers.  Additional information regarding the Loan Agreement is set forth below in Item 2.03 and is incorporated by reference in this Item 1.01 in its entirety.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above with respect to the Loan Agreement is incorporated by reference in this Item 2.03 in its entirety.

Under the Loan Agreement, the Lenders provided the Company with an initial advance of $159 million, and, subject to the conditions set forth in the Loan Agreement, may provide the Company with additional advances of up to $76 million.  HSBC will use commercially reasonable efforts to arrange for additional commitments from other financial institutions in an aggregate amount equal to $65 million.  Advances of such additional commitments will be pursuant to the terms of the Loan Agreement and, to the extent that such additional commitments are obtained, the Company will be required to pay additional arrangement and origination fees aggregating 1% of such commitments.  Provided no event of default has occurred, and subject to other conditions, upon the request of the Company, HSBC has also agreed to source further additional commitments aggregating up to $200 million in the sole discretion of the Lenders.

Subject to the terms and conditions of the Loan Agreement, the outstanding principal amount of the loan shall bear interest at a rate equal to 2.5% p.a. above 30-day LIBOR, unless such rate is not available, in which event the loan would bear interest at 2.5% p.a. in excess of (i) HSBC's prime rate or (ii) the BBA LIBOR Daily Floating Rate. The initial advance noted above initially shall accrue interest at the BBA LIBOR Daily Floating Rate plus the margin of 2.5% p.a. until August 1, 2011.  The Company also entered into a note, a mortgage on the property in favor of the Lenders, a fee letter and other loan documents in connection with the Loan Agreement.  The Company is obligated to repay the outstanding amount of the loan plus accrued and unpaid interest and all other amounts due under the Loan Agreement and related documents on June 30, 2014, which the Company may extend to June 30, 2015 and thereafter to June 30, 2016, in each case, subject to an extension fee of 0.25% of the total availability under the Loan Agreement at the time of such extension.  Such extensions are subject to customary conditions, including the maintenance of a certain loan-to-value ratio (as updated) and debt yield and the absence of an event of default.

The Company may use the initial advance to pay and discharge any existing secured mortgage loans relating to the property of the Company and to fund operations and working capital requirements related to such property (including for improvements) and certain other general entity purposes as set forth in the Loan Agreement.

Payment obligations relating to the Loan Agreement may be accelerated upon the occurrence of an event of default under the Loan Agreement.  Events of default under the Loan Agreement include, subject in some cases to specified cure periods:  payment defaults; failure by the Company to pay taxes; failure to keep certain insurance policies in effect; breaches of the mortgage relating to the property; defaults in the observance or performance of covenants; inaccuracy of representations and warranties in any material respect; bankruptcy and insolvency related defaults; and the entry of one or more final judgments for the payment of more than $1 million that are not satisfied within 30 days.

The Loan Agreement contains affirmative and negative covenants customary for financings of this type.  Negative covenants in the Loan Agreement limit the ability of the Company to transfer all or substantially all of its property; incur indebtedness and liens; dissolve, liquidate or enter into mergers or similar transactions; change its line of business; cancel debt; enter into transactions with affiliates; rezone its property; sell its assets; make certain distributions to investors; and change its organizational documents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Empire State Building Associates L.L.C.

Date: July 27, 2011	By:	/s/ Mark Labell
		Name:	Mark Labell
		Title:	Senior Vice President – Finance
Malkin Holdings LLC, Supervisor*

*Registrant is a limited liability

company supervised by Malkin

Holdings LLC.  Accordingly, this

Form 8-K is being signed by a

senior executive of Registrant’s

supervisor.